Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF
FLEXSTEEL INDUSTRIES, INC.

(As Amended through December 6, 2010)

ARTICLE I

Name

The name of this corporation is Flexsteel Industries, Inc.

ARTICLE II

Purpose

This corporation shall have general business purposes and shall have unlimited power to engage in and do any lawful act concerning any and all lawful activity for which corporations may be organized and may conduct business under Minnesota Statutes Chapter 302A.

ARTICLE III

Registered Office, Registered Agent

The address of the corporation’s registered office in the State of Minnesota is CT Corporation Systems, Inc., 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402.  The name of its registered agent at such address is CT Corporation System, Inc.

ARTICLE IV
Authorized Capital

The aggregate number of authorized shares of Capital Stock of this corporation is 15,760,000 shares.

A.            $50.00 PAR CUMULATIVE PREFERRED SHARES.  Sixty thousand (60,000) of such shares shall be Cumulative Preferred Shares of the Par Value of $50.00 each.

1)            The holders of the $50.00 Par Cumulative Preferred Shares, in preference to the holders of $1.00 Par Value Preferred Shares, shall be entitled to receive, as and when declared by the Board of Directors out of any funds legally available therefore, cash dividends at the annual cumulative rate set by the Board of Directors at the time the shares are issued.

2)            The Board of Directors is authorized to designate series within the $50.00 Par Cumulative Preferred Share classification based upon different annual cumulative dividend rates.  The Board or Directors is authorized to set the dividend rate at the time the series is established but the rate shall not exceed the average Prime Rate of the major banks in the Minneapolis-St. Paul area at that time.

                No dividends shall be paid on the Common Shares or on the $1.00 Par Value Preferred Shares at any time when there are any accrued cumulative dividends on the $50.00 Par Cumulative Preferred Shares unpaid.  Preferred dividends shall be paid quarterly.  The $50.00 Par Cumulative Preferred Shares shall not participate in any dividends or distributions of any nature except to the extent stated herein.  $50.00 Par Cumulative Preferred Shares shall be callable at any time at the option of the corporation at $50.00 per share plus accrued unpaid dividends to the date of call plus future dividends figured 30 days beyond the call date.

3)            In the event of any dissolution, liquidation or winding up of the affairs of the corporation, the $50.00 Par Cumulative Preferred Shares shall receive out of the assets of the corporation the $50.00 par value thereof plus accrued unpaid dividends, before any distribution is made to the Common Shares or to the $1.00 Par Value Preferred Shares.

4)            Shares of $50.00 Par Cumulative Preferred Shares shall be issued only as fully paid and non-assessable shares.

5)            At any time when there are two (2) years’ cumulative dividends on the $50.00 Cumulative Preferred Shares unpaid, each $50.00 Par Cumulative Preferred Share shall automatically entitle its holder to participate fully in all common shareholder matters and at all common shareholder meetings.  Each $50.00 Par Cumulative Preferred entitles the holder to vote 50 votes per share on all matters submitted to the vote of the common shareholders (including the election of Directors).  Each common share shall be entitled to one vote.

6)            In order to protect the $50.00 Par Cumulative Preferred shareholders, whether or not the cumulative dividends on the $50.00 Par Cumulative Preferred Shares are paid currently, each $50.00 Par Cumulative Preferred Share entitles the holder to vote 50 votes per share at all shareholder meetings on the following issue:

▪  amending the Articles of Incorporation.

7)            The holders of $50.00 Par Cumulative Preferred Shares shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the $50.00 Par Cumulative Preferred Shares shall not be cumulative.

B.            $1.00 PAR VALUE PREFERRED SHARES.  Seven hundred thousand (700,000) shall be $1.00 Par Value Preferred Shares of the par value of $1.00 each.  The designations, relative rights, voting power, preferences and restrictions of the shares of $1.00 Par Value Preferred Shares, including the express grant of authority to the Board of Directors in connection therewith, are as follows:

1)            The $1.00 Par Value Preferred Shares shall be junior and subordinate to the $50.00 Par Cumulative Preferred Shares, and the Common Shares shall be junior and subordinate to both the $50.00 Cumulative Preferred Shares and the $1.00 Par Value Preferred Shares.

2)            Shares of $1.00 Par Value Preferred Shares may be issued from time to time in one or more series, each of which series shall have such designation, and dividend rights, relative rights, voting power, preferences and restrictions as are hereinafter provided and, to the extent hereinafter permitted, as are determined and stated by the Board of Directors in the resolution or resolutions authorizing the creation of shares of such series.

3)            Shares of $1.00 Par Value Preferred Shares shall be issued only as fully paid and non-assessable shares.

4)            Authority is hereby expressly granted to the Board of Directors to authorize and issue $1.00 Par Value Preferred Shares in one or more series and to determine and state, by the resolution or resolutions authorizing the creation of each series:

i)              the designation of the series and the number of shares which shall constitute such series, which number may be altered from time to time by like action of the Board of Directors in respect of shares then unallotted;

ii)             the annual rate of dividends payable on shares of such series and if the dividends are cumulative;

iii)            the price or prices per share and the time or times at which the shares of such series shall be or may be called or redeemable and the terms on which the shares of such series shall be or may be called or redeemed.

iv)           the amounts payable on shares of such series in the event of any dissolution, liquidation or winding up of the affairs of the corporation, which amounts may differ in the case of a voluntary or involuntary dissolution or winding up of such affairs;

v)            the provisions, if any, relating to any sinking fund or purchase fund with respect to shares of such series;

vi)           the rights, if any, of conversion of shares of such series into or in exchange for shares of any other class or classes or of any other series of the same or other class or classes of the stock of the corporation and at such price or prices or at such rates of exchange and with such adjustments as is determined;

vii)          the voting or non-voting rights and if voting, the number of votes per share which shall not exceed two but subject to the required voting rights given the shareholders in Article X which Articles control in the event of a conflict;

viii)         any other rights, preferences and if voting, the number of votes per share which shall not exceed two;

5)            The $1.00 Par Value Preferred Shares are senior to the Common Shares upon liquidation of the corporation.  No dividends shall be paid on the Common Shares if there is any arrearages on the $1.00 Par Value Preferred Share dividends.

6)            Subject to the provisions in Article IV, A., dividends may be declared by the Board of Directors and paid from time to time, out of any funds legally available therefore, upon the then outstanding shares of $1.00 Par Value Preferred Shares of the corporation.

7)            In the event of any dissolution, liquidation, or winding up of the affairs of the corporation, before any distribution of payment shall be paid to the holders of any class of shares ranking junior to the $1.00 Par Value Preferred Shares, the holders of the $1.00 Par Value Preferred Shares shall be entitled to be paid an amount equal to the value set by the Board of Directors in the resolution or resolutions authorizing the series, together with a sum of money equivalent to the amount of unpaid dividends thereon.

8)            The consolidation or merger of the corporation into or with any other corporation or corporations shall not be deemed a liquidation, dissolution or winding up the affairs of the corporation within the meaning of any of the provisions of this Article IV.

9)            The holders of $1.00 Par Value Preferred Shares shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the $1.00 Par Value Preferred Shares shall not be cumulative.

C.            COMMON SHARES.  Fifteen million (15,000,000) shall be Common Shares par value $1.00 each, subject to all prior provisions in Article IV herein.  Each Common Share is entitled to one vote.

1)            Subject to Article IV, dividends may be declared by the Board of Directors and paid from time to time, out of any funds legally available therefore, upon the then outstanding Common Shares of the Corporation and the holders of the $50.00 Par Cumulative Preferred Shares and the $1.00 Par Value Preferred Shares shall not be entitled to participate in any such dividends.

2)            The holders of Common Shares of $1.00 Par Value shall have no preemptive right to subscribe for any shares of stock of any class issued by the corporation and the voting rights of the Common Shares shall not be cumulative.

D.            WARRANTS, RIGHTS, OPTIONS.  The corporation is hereby expressly authorized and empowered, from time to time, by resolution of its Board of Directors, without shareholder approval, to authorize and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the corporation, warrants, rights or options entitling the holders or owners thereof to purchase or acquire from the corporation any shares of its Common Stock, $50.00 Par Cumulative Preferred Shares, $1.00 Par Value Preferred Shares and/or any series thereof or other securities, whether now or hereafter authorized.  Such rights or options shall be evidenced by or in such warrants or other instruments as shall be approved by the Board of Directors.  The terms upon which, the time or times which may be limited or unlimited in duration at or within which, and the price or prices at which any such shares or other securities may be purchased or acquired from the corporation upon the exercise of any such rights or options shall be such as shall be fixed in a resolution or resolutions adopted by the Board of Directors providing for the authorization and issuance of such rights or options, and set forth or incorporated by reference in the warrants or other instruments evidencing such rights or options.  The Board of Directors is hereby authorized and empowered to authorize and issue any such rights or options and any such warrants or other instruments from time to time, for such consideration as the Board of Directors may determine.  Any and all shares of stock which may be purchased or acquired or issued upon the exercise of any such right or option, shall be deemed fully paid stock and not liable to any further call or assessment thereon, or partly paid and liable to further call or assessment, as the terms of the warrants or other instruments evidencing such rights or options shall provide.  Except as otherwise provided by law, the Board of Directors shall have full power and discretion to prescribe and regulate from time to time the procedure to be followed in, and all other matters concerning the issuance and exercise of any such rights and options and such warrants or other instruments, and the setting aside of stock or other securities for the purpose thereof, and the issuance of such stock or other securities upon the exercise thereof.

ARTICLE V
Board of Directors

A.            Number

The number of directors shall be set by the board of directors but shall not be less than seven (7) nor more than thirteen (13).  The number of directors may be increased or decreased only by the affirmative vote of a majority of directors then in office at the time of the vote but subject to the above stated minimum of seven (7) and maximum of thirteen (13) directors.

If there is a decrease in the number of directors on the board of directors, the reduction in number will first apply to remove any vacancy, if any, existing at the time of the decrease.  The decrease shall next apply to remove a director position upon the expiration of the term of a director then sitting.  No director shall be removed during his term of office through a decrease in the size of the board of directors.

B.            Classification

The board of directors is hereby divided into three classes.  At the 2011 annual meeting of shareholders, the directors of Class I shall be elected at the 2012 annual meeting of shareholders, the directors of Class II shall be elected; and at the 2013 annual meeting of shareholders, the directors of Class III shall be elected.  At each annual meeting of shareholders the applicable class of directors will be elected to a three-year term.  The term of office of one of the classes of directors shall expire each year.

At each annual meeting of shareholders, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.  If, as the result of an increase or decrease in the number of directors, the class sizes are not equal, then the classes may be equalized, if possible, by a resolution of the board of directors, passed by an affirmative vote of a majority of the directors then in office at the time of such vote.  The resolution may designate any single director into another class of directors such that the class sizes may be as equal as possible.

C.            Vacancies

Any vacancy occurring in the board of directors may be filled only by a resolution of the board of directors passed by the affirmative vote of a majority of the remaining directors, even though less than a quorum.  A director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in that class.

Any director position to be filled by reason of an increase in the number of directors set by the board of directors shall be filled only by a resolution of the board of directors passed by the affirmative vote of a majority of the directors serving at the time of the increase.  A director elected to fill a newly created director position shall be elected for the unexpired portion of the term in the class to which such director is assigned.

D.            Removal of Directors

1.             By Shareholders

A director may be removed by the shareholders only for cause, as defined in Article V, D. 3. below, and then only by a resolution passed by the affirmative vote of two-thirds of all shares present and entitled to vote.

2.             By Directors

A director may be removed by the directors only for cause, as defined in Article V, D. 3. below, and then only by a resolution passed by the affirmative vote, in person, or by a director’s consent if a director is absent, of at least two-thirds of the directors then in office.  For voting purposes only, the director whose removal is being voted upon shall not be counted as being in office.  Said director is disqualified from voting on the resolution.

3.             Cause

As used in this Article V, the meaning of “cause” shall be limited to malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of the corporation.

E.            Limiting Liability of Directors

No director of this corporation will be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty by such director, except to the extent expressly required by Minnesota law.  Any repeal or modification of this Article V, E by the shareholders of the corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VI
Cumulative Voting Prohibition

Shareholders will have no rights of cumulative voting.

ARTICLE VII
Preemptive Rights Prohibition

Shareholders will have no statutory preemptive rights.

ARTICLE VIII

Board of Director Action by Written Consent

Any action required or permitted to be taken at a meeting of the board of directors may be taken by written action signed, or consented to by authenticated electronic communication, by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action will be effective if signed by, or consented to by authenticated electronic communication, the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE IX

Quorum

A shareholders’ quorum consists of the holders of a majority of the shares entitled to vote at the meeting.

ARTICLE X

Amendment of Amended and Restated Articles of Incorporation

These Amended and Restated Articles of Incorporation shall only be amended, altered, changed, modified, added to, rescinded or repealed in whole or in part by:

i)              A legally submitted, properly passed resolution of the board of directors or a legally proposed resolution submitted by the required voting power of the shares entitled to vote as set forth in Minnesota Statutes Chapter 302A., and

ii)             Its submission to a vote at a regular or special meeting of shareholders to which written notice setting forth the substance of the proposed amendment and the time and place of the meeting is timely given to the shareholders entitled to vote at the meeting, and

iii)            The approval of said resolution by the shareholders upon the affirmative vote of two-thirds of the voting power of the shares present and entitled to vote.